Exhibit 99.1

The Board of Directors proposes that the shareholders approve an amendment (the "Amendment") to the Company's 2006 Long-Term Equity Incentive Plan (the "Plan"). The Amendment would extend the term of the Plan by somewhat less than ten years, to the tenth anniversary of the Annual Meeting. The Amendment would not change the maximum number of shares issuable under the Plan, would not change who is eligible to receive awards under the Plan, and would have no effect on awards previously granted under the Plan. The sole effect of the Amendment would be to allow awards to be granted after the present termination date of the Plan, and through the tenth anniversary of the adoption of the Amendment.

The Board believes that stock options are essential to attract and retain the most talented personnel available for positions of substantial responsibility, to encourage ownership of the Common Stock by employees of the Company and its subsidiaries, and to promote the Company's success by providing both rewards for exceptional performance and long-term incentives for future contributions. The Plan as presently in effect has a termination date of June 15, 2016. Unless the shareholders approve the Amendment, the Company will not be authorized to grant further awards under the Plan after that date; however, any awards granted prior to that date would remain effective. The Board recommends that the shareholders approve the Amendment, in order to allow the Company to continue to offer stock options to key employees and directors as part of its overall compensation package.

It should be noted that the Company previously maintained a 1991 Stock Option Plan (the "1991 Plan"), under which a total of 2,657,870 shares were sold to directors, officers and other employees upon exercise of options, and a 1997 Long-Term Incentive Plan (the "1997 Plan"), under which a total of approximately 4.6 million shares were sold to directors, officers and other employees upon exercise of options. The 1991 Plan and 1997 Plan (together, the “Prior Plans”) have expired, and therefore no new grants can be made under either of the Prior Plans. No grants under the Prior Plans remain eligible for exercise.

The number of shares of Common Stock reserved for issuance under the Plan, whether or not the proposed Amendment is adopted, is 17,200,000, plus 1,914,180 shares that were authorized for issuance under the Prior Plans but became unavailable for issuance due to expiration or other termination of grants under the Prior Plans, in all events without issuance of shares. Giving effect to such adjustments, the total number of shares issuable under the Plan is 19,114,180 shares. Of those shares authorized for issuance under the Plan, approximately 11,213,874 are the subject of outstanding valid options as of March 30, 2016, and 2,424,125 shares have been sold to Plan participants pursuant to exercise of options granted under the Plan.

The number of shares remaining available for future awards under the Plan, after giving effect to all outstanding grants and prior exercises, is 5,476,181. Such total number would be unaffected by the adoption or failure to adopt the Amendment.

Description of the Plan

The Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights and stock awards (as those terms are described below) to employees and directors of the Company and its subsidiaries. The Company has 916 employees and five non-employee directors, all of whom are eligible to participate in the Plan; however, based on past practice and present policy, it would be reasonable to expect that it will be the Company’s managerial and officer employees (49 individuals) and its five non-employee directors who will receive awards under the Plan. From the inception of the Plan in 2006 to the present, no awards other than stock options have been granted under the Plan. There are no current plans to issue any awards other than stock options; however, the Board and the Compensation Committee have examined the possibility of granting awards of restricted stock, and may do so in the future.

The Board or a Committee of the Board consisting of two or more non-employee directors may administer the Plan. Currently, the Compensation Committee of the Board administers the Plan. The Board or the Committee has authority to administer and interpret the Plan and to determine the form and substance of agreements, instruments and guidelines for the administration of the Plan. The Board or the Committee has authority to determine the employees and directors to be granted stock options under the Plan and to determine the size, type and applicable terms and conditions of such grants.

1

Because the employees and directors who may receive stock option grants and the amount of such grants are determined by the Board or the Committee from time to time, it is not possible to state the names or positions of, or the number of options that may be granted to, such employees and directors of the Company and its subsidiaries. However, it can reasonably be anticipated that each person nominated for election as a director at the Annual Meeting, and each executive officer of the Company, may at some time in the future receive grants under the Plan.

The Board or the Committee is authorized to establish, at the time each grant is made, the time or times at which stock options may be exercised and whether all of the stock options become exercisable at one time or in increments over time. The exercise price of stock options is set by the Board or the Committee at the time of the granting of an option, and will not be less than the fair market value of such shares at the time of grant. It is anticipated that awards will be granted in consideration of the recipients’ continued service with the Company. In the event of a stock dividend, stock split, reverse stock split or similar capital adjustment, the Plan provides for appropriate adjustments to the number of shares reserved for issuance pursuant to the exercise of stock options, the number of stock options previously granted and the exercise price of stock options previously granted.

The term of stock options granted under the Plan may not be more than ten (10) years from the date of grant. Options expire upon the earliest to occur of (i) three months following termination of employment, (ii) immediately upon the discharge of an optionee for misconduct that is willfully or wantonly harmful to the Company or any subsidiary, (iii) twelve months after an optionee's death or disability that renders the optionee incapable of continuing employment, (iv) upon the expiration date specified in the optionee's grant agreement, or (v) ten years after the date of grant.

The aggregate exercise price of options may be paid in cash or by cashier’s check, or otherwise as provided in specific option agreements or with the consent of the Committee. The Committee has consented in the past and may consent in the future to “net exercise” of options, that is the payment of the exercise price by surrender to the Company of a portion of the shares acquired upon exercise, valued at the current market price of such shares. Unless otherwise provided by the Board or the Committee administering the Plan, awards granted under the Plan may not be transferred by the optionee or by operation of law other than (i) by will of or by the laws of descent and distribution applicable to a deceased optionee, or (ii) pursuant to a domestic relations order.

The Plan and all rules, guidelines and regulations adopted with respect thereto may be terminated, suspended, modified or amended at any time by action of the Board or the Committee, provided, however, that any increase in the number of shares reserved for issuance pursuant to options granted under the Plan must be approved by the shareholders of the Company. The Board or the Committee may amend the terms and conditions of outstanding stock options as long as such amendments do not (i) adversely affect the holders of such stock options without such holders' consent, (ii) change the length of the term of such stock options or (iii) change the provisions of such stock options so that they are not permitted under the Plan.

Federal Income Tax Consequences Relating to the Plan

The federal income tax consequences of an optionee's participation in the Plan are complex and subject to change. The following discussion is a summary of the general rules applicable to stock options. Recipients of stock options under the Plan should consult their own tax advisors because a taxpayer's particular situation may be such that some variation of the general rules would apply.

Incentive Stock Options

Incentive stock options qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 as amended (the "Code"). Nonqualified stock options are any stock options that do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee. The federal income tax consequences of an employee's participation in the Plan are discussed below.

Optionees will not recognize any income upon either the grant or the exercise of incentive stock options and the Company may not take a deduction for federal tax purposes with respect to such grant or exercise. Upon the sale of the shares of Common Stock obtained through the exercise of incentive stock options by the optionee, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of incentive stock options may subject the optionee to alternative minimum tax liability.

2

If an optionee exercises incentive stock options and does not dispose of the shares received within two years after the date of the grant of such stock options or within one year after the issuance of the shares to him or her, any gain realized upon disposition will be characterized as long-term capital gain. In such case, the Company will not be entitled to a federal tax deduction. If the optionee disposes of the shares either within two years after the date that the options are granted or within one year after the issuance of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the exercise price, or (ii) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the stock options will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the stock options. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

The exercise of incentive stock options may subject an optionee to alternative minimum tax liability because the excess of the fair market value of the shares at the time incentive stock options are exercised over the exercise price of the stock options is included in income for purposes of the alternative minimum tax, even though it is not included in the taxable income for purposes of determining the regular tax liability of an optionee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises incentive stock options.

In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of incentive stock options. However, in the event an optionee sells or disposes of stock received upon the exercise of incentive stock options in a disqualifying disposition, the Company is entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

Nonqualified Stock Options

Nonqualified stock options granted under the Plan do not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he or she is granted nonqualified stock options. Upon the exercise of nonqualified stock options, however, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares acquired over the aggregate option exercise price. The income realized by the optionee will be subject to income tax withholding by the Company out of the current earnings paid to the optionee. If such earnings are insufficient to pay the tax, the optionee will be required to make a direct payment to the Company for tax liability.

The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of nonqualified stock options will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such stock options. Upon a disposition of any shares acquired pursuant to the exercise of nonqualified stock options, the difference between the aggregate sale price and the optionee's basis in the shares will be treated as a capital gain or loss and will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the date of their disposition.

In general, there will be no federal tax consequences to the Company upon the grant or termination of nonqualified stock options or a sale or disposition of the shares acquired upon the exercise of nonqualified stock options. Upon the exercise of nonqualified stock options, however, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

3